Exhibit 10.15

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 28th day of August, 2013 (the “Effective Date”) by and between Aeroflex Incorporated, a Delaware corporation, with its principal office located at 35 South Service Road, Plainview, NY 11803 (together with its successors and assigns permitted hereunder, “Aeroflex”), and Leonard Borow, who resides at 7582 Isla Verde Way, Delray Beach, Florida 33446 (hereinafter “Borow” and together with Aeroflex, the “Parties”).

WITNESSETH:

WHEREAS, the Parties entered into an Employment Agreement made and entered into as of August 15, 2007, as amended on December 31, 2008 and on November 2010 (the “Prior Agreement”) under which the Parties agreed upon the terms pursuant to which Borow would be employed by Aeroflex as further described therein, and

WHEREAS, the Parties desire to amend and restate the Prior Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Parties agree as follows:

1.	DEFINITIONS.

(a)          “Beneficiary” shall mean the person or persons named by Borow pursuant to Section 15 below or, in the event that no such person is named who survives Borow, his estate.

(b)          “Board” shall mean the Board of Directors of Aeroflex.

(c)          “Cause” shall mean:

(i)          Borow’s conviction of a felony involving an act or acts of dishonesty on his part and resulting or intended to result directly or indirectly in gain or personal enrichment at the expense of Aeroflex;

(ii)         willful and continued failure of Borow to perform his obligations under this Agreement, resulting in demonstrable material economic harm to Aeroflex; or

(iii)        a material breach by Borow of the provisions of Sections 12 or 13 below to the demonstrable and material detriment of Aeroflex.

Notwithstanding the foregoing, in no event shall Borow’s failure to perform the duties associated with his position caused by his Disability constitute Cause for his termination.

For purposes of this Section 1(c), no act or failure to act on the part of Borow shall be considered “willful” unless it is done, or omitted to be done, by him in bad faith or without reasonable belief that his action or omission was in the best interests of Aeroflex. Any act or failure to act based upon authority given pursuant to a resolution adopted by the Board or based upon the advice of counsel for Aeroflex shall be conclusively presumed to be done, or omitted to be done, by Borow in good faith and in the best interests of Aeroflex.

(d)          “Change in Control” shall mean the occurrence of a change in the ownership or control of Aeroflex within the meaning of Section 280G of the Code and the regulations thereunder.

(e)           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(f)          “Consulting Period” shall mean the period specified in Section 11 below during which Borow serves as a consultant to Aeroflex.

(g)          “Disability” shall mean the illness or other mental or physical disability of Borow, as determined by a physician acceptable to Aeroflex and Borow, resulting in his failure during the Employment Term or the Consulting Period, as the case may be, (i) to perform substantially his applicable material duties under this Agreement for a period of 90 consecutive days or 180 days in any 12 month period and (ii) to return to the performance of his duties within 30 days after receiving written notice of termination. Notwithstanding the foregoing, no such condition shall be considered a “Disability,” unless such condition also meets the requirements of being “Disabled” under Section 409A(a)(2)(C) of the Code.

(h)          “Employment Term” shall mean the period specified in Section 2(b) below.

(i)          “Fiscal Year” shall mean the 12-month period beginning on July 1 and ending on the next subsequent June 30, or such other 12-month period as may constitute Aeroflex’s fiscal year at any time hereafter.

(j)          “Good Reason” shall mean, at any time during the Employment Term, without Borow’s prior written consent or his acquiescence:

(i)          reduction in his then current Salary;

(ii)         diminution, reduction or other adverse change in the bonus or incentive compensation opportunities available to Borow (with respect to the level of bonus or incentive compensation opportunities, the applicable performance criteria and otherwise the manner in which bonuses and incentive compensation are determined) in the aggregate from those available as of the Effective Date in accordance with Section 4(a) below;

(iii)        Aeroflex’s failure to pay Borow any amounts otherwise vested and due him hereunder or under any plan or policy of Aeroflex;

(iv)        diminution of Borow’s titles, position, authorities or responsibilities, including not serving on the Board;

(v)         assignment to Borow of duties incompatible with his position as a senior executive officer;

(vi)        imposition of a requirement that Borow report other than directly to Aeroflex’s Board;

(vii)       a material breach of the Agreement by Aeroflex that is not cured within 10 business days after written notification by Borow of such breach; or

(viii)      relocation of Aeroflex’s corporate headquarters to a location more than 35 miles from the location first above described;

provided, that the divesture by Aeroflex of assets representing up to sixty percent (60%) of Aeroflex’s EBITDA shall not result in a diminution of Borow’s positions, authorities or responsibilities.

Borow shall provide Aeroflex written notice specifying such event or deficiency constituting Good Reason within ninety (90) days following Borow’s knowledge of the occurrence of such event and Aeroflex shall have thirty (30) days after receipt of such notice to cure the event or deficiency that would result in Good Reason.

(k)          “Retirement” shall mean the voluntary termination of Borow’s employment, other than due to Disability, death or for Good Reason.

(l)           “Salary” shall mean the annual salary provided for in Section 3 below, as adjusted from time to time.

(m)           “Spouse” shall mean, during the Employment Term and the Consulting Period, the woman who as of any relevant date is legally married to Borow.

(n)           “Subsidiary” shall mean any corporation of which Aeroflex owns, directly or indirectly, more than 50 percent of its voting stock.

2.	EMPLOYMENT TERM, POSITIONS AND DUTIES.

(a)          Employment of Borow. Aeroflex hereby continues to employ Borow, and Borow hereby accepts continued employment with Aeroflex, in the positions and with the duties and responsibilities set forth below and upon such other terms and conditions as are hereinafter stated. Borow shall render services to Aeroflex principally at Aeroflex’s corporate headquarters, but he shall do such traveling on behalf of Aeroflex as shall be reasonably required in the course of the performance of his duties hereunder.

(b)          Employment Term. The Employment Term shall terminate on August 15, 2015. In addition, the Employment Term shall automatically terminate upon any termination of Borow’s employment pursuant to Section 8.

(c)          Titles and Duties.

(i)          Until the date of termination of his employment hereunder, Borow shall be employed as the Chief Executive Officer of Aeroflex, reporting to the Board. In his capacity as the Chief Executive Officer, Borow shall have the customary powers, responsibilities and authorities of chief executive officers of corporations of the size, type and nature of Aeroflex including, without limitation, authority, in conjunction with the Board as appropriate, to hire and terminate other employees of Aeroflex.

(ii) During the Employment Term, until a Change in Control, Borow shall be a member of the Board of Directors of Aeroflex Holding Corp and the Board of Managers of VGG Holding LLC.

(d)          Time and Effort.

(i)          Borow agrees to devote his best efforts and abilities and his full business time and attention to the affairs of Aeroflex in order to carry out his duties and responsibilities under this Agreement.

(ii)         Notwithstanding the foregoing, nothing shall preclude Borow from (A) serving on the boards of a reasonable number of trade associations, charitable organizations and/or businesses not in competition with Aeroflex, (B) engaging in charitable activities and community affairs and (C) managing his personal investments and affairs; provided, however, that, such activities do not materially interfere with the proper performance of his duties and responsibilities specified in Section 2 (c) above.

3.	SALARY.

(a)          Salary. Borow shall receive from Aeroflex an annual Salary, payable in accordance with the regular payroll practices of Aeroflex, in a minimum amount of $525,000. The Board agrees to review Borow’s Salary annually during the Employment Term and Borow’s Salary may be increased (but not decreased) by the Board in its sole discretion.

(b)          Salary Increase. Any amount to which Borow’s Salary is increased, as provided in Section 3(a) above or otherwise, shall not thereafter be reduced without his consent, and the term “Salary” as used in this Agreement shall refer to his Salary as thus increased. Pursuant to increases since the commencement of the Prior Agreement, Borow’s annual Salary as of the Effective Date, is $650,000.

4.	BONUS.

(a)          For the 2014 Fiscal Year, Borow shall be eligible to receive an annual bonus of between 50% and 150% of his Base Salary based upon the achievement of the Company’s EBITDA targets for the 2014 Fiscal Year as established by the Board. More particularly, (i) 50% of Borow’s 2014 Base Salary will be awarded to Borow as a bonus if the Company’s 2014 EBITDA is equal to the minimum 2014 EBITDA target established by the Board (the “Threshold EBITDA”); (ii) 100% of Borow’s Base Salary will be awarded as a bonus if the Company’s 2014 EBITDA is equal to the 2014 EBITDA Target established by the Board (the “ EBITDA Target” or the “2014 Target Bonus”); and (iii) 150% of Borow’s Base Salary will be awarded to Borow as a bonus if the Company’s 2014 EBITDA is equal to or greater than the maximum 2014 EBITDA Target established by the Board (the “Maximum EBITDA”). Borow’s 2014 bonus shall be determined by linear interpolation if the Company’s 2014 EBITDA is between the Threshold EBITDA and the EBITDA Target or between the EBITDA Target and the Maximum EBITDA, as the case may be. No annual bonus will be paid if the Company’s 2014 EBITDA is below the Threshold EBITDA for the 2014 Fiscal Year. The EBITDA Target shall be subject to equitable redetermination by the Board in the event of any divestiture, acquisition or other extraordinary event and to such modification, as may be appropriate, to reflect various types of accounting adjustments that historically and otherwise have been or are approved by the Compensation Committee.

(b)          Beginning with Fiscal Year 2015 and for each Fiscal Year thereafter, during the term of Borow’s employment hereunder, Borow shall be eligible to earn an annual performance bonus (the “Performance Bonus”). The target amount of such annual bonus (if any) will be 100% percent of Borow’s Base Salary for the applicable fiscal year (the “Target Bonus”). The minimum amount of such annual bonus will be 50% percent of Borow’s Base Salary for the applicable fiscal year (the “Minimum Bonus”) and the maximum amount of such annual bonus will be 150% percent of Borow’s Base Salary for the applicable fiscal year (the “Maximum Bonus”). The terms and conditions of the Performance Bonus will be as set forth in the Company’s applicable performance bonus plan, as the Company may adopt from time to time.

(c)          Any annual bonus payable pursuant to this Section 4 shall be paid on or prior to March 15 of the year following the year such bonus is earned.

5.	EXPENSE REIMBURSEMENT; CERTAIN OTHER COSTS

During the Employment Term and any Consulting Period, Borow shall be entitled to prompt reimbursement by Aeroflex for all reasonable out-of-pocket expenses incurred by him in performing services under this Agreement, upon his submission of such accounts and records as may be reasonably required by Aeroflex. In addition, Borow shall be entitled to payment by Aeroflex of all reasonable costs and expenses, including attorneys’ and consultants’ fees and disbursements, incurred by him in connection with adoption of this Agreement.

6.	PERQUISITES.

(a)          During the Employment Term and, any Consulting Period, Aeroflex shall provide Borow with the following perquisites:

(i)          an office of a size and with furnishings and other appointments, and exclusive personal secretarial and other assistance, at least equal to that provided to Borow by Aeroflex immediately prior to the Effective Date; and

(ii) the use of an automobile and payment of related expenses on the same terms as are in effect immediately prior to the Effective Date or, if more favorable to Borow, as are made available generally to other executive officers of Aeroflex at any time thereafter.

(b)          During the Employment Term, Borow shall be entitled to use a plane maintained by Aeroflex for 10 hours per year, unused hours may be rolled forward into future years. Borow shall pay Aeroflex an amount for such use equal to the minimum amount of income imputed for such use as determined under applicable federal and state rules and regulations (the “Minimum Imputed Income Amount”). In the event Aeroflex does not maintain a plane, as long as Borow is employed by Aeroflex, then Aeroflex shall annually reimburse Executive for the cost associated with the use of a comparable plane for up to 10 hours less the Minimum Imputed Income Amount; provided, however, that, if Borow does not use the full ten hours in any given year, Aeroflex shall pay Borow the Minimum Imputed Income Amount for such unused hours. Any payments required under this Section 6(b) shall be made prior to the end of the calendar year for which such payments relate.

7.	EMPLOYEE BENEFIT PLANS.

(a)           General. During the Employment Term, Borow shall be entitled to participate in all employee benefit plans and programs that are made available to Aeroflex’s senior executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension and other retirement plans, profit-sharing plans, savings and similar plans, group life insurance, accidental death and dismemberment insurance, travel accident insurance, hospitalization insurance, surgical insurance, major and excess major medical insurance, dental insurance, short-term and long-term disability insurance, sick leave (including salary continuation arrangements), holidays, vacation (not less than four weeks in any calendar year) and any other employee benefit plans or programs that may be sponsored by Aeroflex from time to time, including plans that supplement the above-listed types of plans, whether funded or unfunded.

(b)          Medical Care Reimbursement and Insurance. During the Employment Term and Consulting Period, Aeroflex shall reimburse Borow for 100 percent of any medical expenses (that are medically necessary in the opinion of a medical doctor) incurred by him for himself and his Spouse that are not reimbursed by insurance or otherwise, offset by any amounts that are reimbursable by Medicare. Subject to Borow’s compliance with Sections 12 and 13 and the execution of a general release in favor of Aeroflex, its affiliates and their current and former officers, directors and employees, in substantially the form attached as Exhibit A, which is not revoked, Aeroflex shall provide Borow and his Spouse during his lifetime with hospitalization insurance, surgical insurance, major and excess major medical insurance and dental insurance in accordance with the most favorable plans, policies, programs and practices of Aeroflex and its Subsidiaries made available generally to other senior executive officers of Aeroflex and its Subsidiaries as in effect from time to time. Any payments required to be made under this Section 7(b) shall be made no later than the end of the calendar year after the calendar year in which such expense is incurred.

(c)          Life Insurance Benefit. In addition to the group life insurance available to employees generally, Aeroflex shall provide Borow with an individual permanent life insurance benefit in an initial amount of not less than approximately $1,000,000, the terms and conditions of such benefit to be more fully described in an insurance ownership agreement between Borow and Aeroflex.

(d)          Disability Benefit. In consideration of the benefit payable to Borow in the event of termination of his employment due to Disability, as provided in Section 8(e) below, or, if applicable, in the event of termination of Borow’s consulting services due to Disability during the Consulting Period, as provided in Section 11(d) below, Aeroflex shall not be obligated to provide Borow with long-term disability insurance. Notwithstanding the foregoing, if Aeroflex does provide Borow with such insurance, he shall be the owner of any individual policies obtained and shall pay the premiums thereon.

8.	TERMINATION OF EMPLOYMENT.

(a)          Termination by Mutual Agreement. The Parties may terminate this Agreement by mutual agreement at any time. If they do so, Borow’s entitlements shall be as the Parties mutually agree.

(b)          General. Notwithstanding anything to the contrary herein, in the event of termination of Borow’s employment under this Agreement, he or his Beneficiary, as the case may be, shall be entitled to receive (in addition to payments and benefits under subsections (c) through (h) below, as applicable):

(i)          his Salary through the date of termination;

(ii)         any unused vacation from prior years;

(iii)        any reimbursements payable in accordance with Sections 5 above of any business expenses incurred by Borow, through the date of termination but not yet paid to him;

(iv)        any other compensation or benefits, including without limitation employee benefits under plans described in Section 7 above, that have vested through the date of termination or to which he may then be entitled in accordance with the applicable terms and conditions of each grant, award or plan; and

(v)         reimbursement in accordance with Sections 7(a) and (b) above of any business and medical expenses incurred by Borow or his Spouse, as applicable, through the date of termination but not yet paid to him.

(c)          Termination due to Retirement. In the event that Borow’s employment terminates due to Retirement, he shall be entitled, in addition to the compensation and benefits specified in Section 8(b), to any annual bonus for the current Fiscal Year based on actual performance of Aeroflex, prorated to the date of termination. The Consulting Period shall begin on the day following termination of Borow’s employment by Retirement.

(d)          Termination due to Death. In the event that Borow’s employment terminates due to his death, his Beneficiary shall be entitled, in addition to the compensation and benefits specified in Section 8(b), to any annual bonus for the current Fiscal Year based on actual performance of Aeroflex, prorated to the date of termination.

(e)          Termination due to Disability. In the event of Disability, Aeroflex or Borow may terminate Borow’s employment. If Borow’s employment terminates due to Disability, he shall be entitled, in addition to the compensation and benefits specified in Section 8(b), to any annual bonus for the current Fiscal Year based on actual performance of Aeroflex, prorated to the date of termination.

(f)          Termination by Aeroflex for Cause. Aeroflex may terminate Borow’s employment hereunder for Cause only upon written notice to Borow prior to any intended termination, which notice shall specify the grounds for such termination in reasonable detail. Cause shall in no event be deemed to exist except upon a finding reflected in a resolution approved by a majority (excluding Borow) of the members of the Board (whose findings shall not be binding upon or entitled to any deference by any court, arbitrator or other decision-maker ruling on this Agreement) at a meeting of which Borow shall have been given proper notice and at which Borow (and his counsel) shall have a reasonable opportunity to present his case.

 In the event that Borow’s employment is terminated for Cause, he shall be entitled only to the compensation and benefits specified in Section 8(b).

(g)          Termination Without Cause or by Borow for Good Reason.

(i)          Termination without Cause shall mean termination of Borow’s employment by Aeroflex and shall exclude termination (A) due to Retirement, death, Disability or Cause or (B) by mutual agreement of Borow and Aeroflex. Aeroflex shall provide Borow 15 days’ prior written notice of termination by it without Cause, and Borow shall provide Aeroflex 30 days’ prior written notice of his termination for Good Reason.

(ii)         In the event of termination by Aeroflex of Borow’s employment without Cause or of termination by Borow of his employment for Good Reason, subject to Borow’s execution and nonrevocation of a general release in favor of Aeroflex, its affiliates and their current and former officers, directors and employees, in substantially the form attached hereto as Exhibit A within 30 days following the date of such termination, Borow shall be entitled, commencing, notwithstanding any provision to the contrary in Sections 8(g)(ii)(A)-(D), on the 30th day following such termination of employment (provided that, payments or benefits that would otherwise have been owed to Borow prior to the 30th day after termination of employment shall be made to or on behalf of Borow on the 30th day after his termination of employment), in addition to the compensation and benefits specified in Section 8(b), to the following payments and benefits:

(A)         his Salary, payable for the remainder of the Employment Term (assuming Borow’s employment had not terminated) at the rate in effect immediately before such termination;

(B)         annual bonuses for the remainder of the Employment Term (assuming Borow’s employment had not terminated) (including a prorated bonus for any partial Fiscal Year) equal to the average of the highest annual bonuses (not to exceed 3 years) awarded to him during the Fiscal Years (not to exceed 10 years) commencing after August 15, 2007 (including, without limitation, any bonus awarded to Borow in the year of termination, which is unpaid as of the date of termination), such bonuses to be paid at the same time annual bonuses are regularly paid by Aeroflex to Borow;

(C)         continued medical reimbursement for the remainder of the Employment Term (assuming Borow’s employment had not terminated) and thereafter the lifetime medical benefits described in Section 7(b) above;

(D)         continued participation in all employee benefit plans or programs available to Aeroflex employees generally in which Borow was participating on the date of termination of his employment until the end of the Employment Term (assuming Borow’s employment had not terminated); provided; however, that (x) if Borow is precluded from continuing his participation in any employee benefit plan or program as provided in this clause (D), he shall be entitled to the after-tax economic equivalent, paid in a lump sum on the 30th day following termination of Borow’s employment, of the benefits under the plan or program in which he is unable to participate until the end of the Employment Term, and (y) the economic equivalent of any benefit foregone shall be deemed to be the lowest cost that Borow would incur in obtaining such benefit on an individual basis; and

(E)         other benefits in accordance with applicable plans and programs of Aeroflex.

(iii)        Prior written consent by Borow to any of the events described in Section 1(j) above shall be deemed a waiver by him of his right to terminate for Good Reason under this Section 8(g) solely by reason of the events set forth in such waiver.

(h)          Payments; Compliance with Section 409A of the Code. Notwithstanding anything herein to the contrary, if (i) Borow is to receive payments or benefits under Section 8 by reason of his separation from service (as such term is defined in Section 409A of the Code) other than as a result of his death, (ii) Borow is a “specified employee” within the meaning of Code Section 409A for the period in which the payment or benefits would otherwise commence, and (iii) such payment or benefit would otherwise subject Borow to any tax, interest or penalty imposed under Section 409A of the Code (or any regulation promulgated thereunder) if the payment or benefit would commence within six months of a termination of Borow’s employment, then such payment or benefit required under Section 8 shall not commence until the first day which is at least six months after the termination of Borow’s employment. Such payments or benefits, which would have otherwise been required to be made over such six month period, shall be paid to Borow in one lump sum payment or otherwise provided to Borow as soon as administratively feasible after the first day which is at least six months after the termination of Borow’s employment. Thereafter, the payments and benefits shall continue, if applicable, for the relevant period set forth in Section 8. For purposes of this Agreement, all references to “termination of employment” and other similar language shall be deemed to refer to Borow’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).

9.	NO DUTY TO MITIGATE; NO OFFSET.

Borow shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payment hereunder be subject to offset in the event Borow does receive compensation for services from any other source.

10.	PARACHUTE PAYMENTS.

If, in connection with a Change in Control, Aeroflex determines in good faith that any payments or benefits (whether made or provided pursuant to this Agreement or otherwise) (each a “Payment”) provided to Borow constitute “parachute payments” within the meaning of Section 280G of the Code, and may be subject to an excise tax imposed pursuant to Section 4999 of the Code (the “Excise Tax”) or to any similar tax imposed by state or local law, then the aggregate amount of Payments payable to Borow shall be reduced to the aggregate amount of Payments that may be made to Borow without incurring an Excise Tax; provided, however, that such reduction shall only be effected if the aggregate after-tax value of the Payments retained by Borow (after giving effect to such reduction) is equal to or greater than the aggregate after-tax value (after giving effect to the Excise Tax) of the Payments to Borow without any such reduction, as determined by Aeroflex’s auditors. Any such reduction in the preceding sentence shall be done first by reducing any cash payments with the last payment reduced first; next any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value; next any equity or equity derivatives based on acceleration value shall be reduced with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); finally any other non-cash benefits will be reduced.

11.	CONSULTING PERIOD.

(a)          General. Effective upon the end of the Employment Term (but only if the Employment Term ends by reason of its expiration or, if earlier, upon termination of Borow’s employment (i) by mutual agreement or (ii) by Retirement), Borow shall become a consultant to Aeroflex, in recognition of the continued value to Aeroflex of his extensive knowledge and expertise. Unless earlier terminated, as provided in Section 11(e), the Consulting Period shall continue for three years.

(b)          Duties and Extent of Services.

(i)          During the Consulting Period, Borow shall consult with Aeroflex and its senior executive officers regarding its respective businesses and operations. Such consulting services shall not require more than 50 days in any calendar year, nor more than one day in any week, it being understood and agreed that during the Consulting Period Borow shall have the right, consistent with the prohibitions of Sections 12 and 13 below, to engage in full-time or part-time employment with any business enterprise that is not a competitor of Aeroflex.

(ii)         Borow’s service as a consultant shall only be required at such times and such places as shall not result in unreasonable inconvenience to him, recognizing that he may have to accord priority to his other business commitments over the performance of services for Aeroflex. In order to minimize interference with Borow’s other commitments, his consulting services may be rendered by personal consultation at his residence or office wherever maintained, or by correspondence through mail, telephone, fax or other similar mode of communication at times, including weekends and evenings, most convenient to him.

(iii)        During the Consulting Period, Borow shall not be obligated to serve as a member of the Board or to occupy any office on behalf of Aeroflex or any of its Subsidiaries.

(c)          Compensation. During the Consulting Period, Borow shall receive from Aeroflex each year an amount equivalent to two-thirds of his Salary at the end of the Employment Term, payable and subject to annual increase as provided in Section 3 above.

(d)          Disability. In the event of Disability during the Consulting Period, Aeroflex or Borow may terminate Borow’s consulting services. If Borow’s consulting services are terminated due to Disability, he shall be entitled to compensation, in accordance with Section 11(c), for the remainder of the Consulting Period.

(e)          Termination. The Consulting Period shall terminate after three years or, if earlier, upon Borow’s death or upon his failure to perform consulting services as provided in Section 11(b), pursuant to 30 days’ written notice by Aeroflex to Borow of the grounds constituting such failure and reasonable opportunity afforded Borow to cure the alleged failure. Upon any such termination, payment of consulting fees and benefits (with the exception of lifetime medical benefits under Section 7(b) above) shall cease.

(f)          Other. During the Consulting Period, Borow shall be entitled to expense reimbursement (including secretarial, telephone and similar support services) and perquisites and medical benefits, pursuant to the terms of Sections 5, 6(a) and 7(b), respectively.

12.	CONFIDENTIAL INFORMATION.

(a)          General.

(i)          Borow understands and hereby acknowledges that as a result of his employment with Aeroflex he will necessarily become informed of and have access to certain valuable and confidential information of Aeroflex and any of its Subsidiaries, joint ventures and affiliates, including, without limitation, inventions, trade secrets, technical information, computer software and programs, know-how and plans (“Confidential Information”), and that any such Confidential Information, even though it may be developed or otherwise acquired by Borow, is the exclusive property of Aeroflex to be held by him in trust solely for Aeroflex’s benefit.

(ii)         Accordingly, Borow hereby agrees that, during the Employment Term and the Consulting Period and subsequent to both, he shall not, and shall not cause others to, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity any Confidential Information without prior written consent of the Board, except to (A) responsible officers and employees of Aeroflex or (B) responsible persons who are in a contractual or fiduciary relationship with Aeroflex or who need such information for purposes in the interest of Aeroflex. Notwithstanding the foregoing, the prohibitions of this clause (ii) shall not apply to any Confidential Information that becomes of general public knowledge other than from Borow or is required to be divulged by court order or administrative process; provided that Borow shall give prompt written notice to Aeroflex of such requirement, disclose no more information than is so required, and cooperate with any attempts by Aeroflex to obtain a protective order or similar treatment.

(b)          Return of Documents. Upon termination of his employment with Aeroflex for any reason or, if applicable, upon expiration of the Consulting Period, Borow shall promptly deliver to Aeroflex all plans, drawings, manuals, letters, notes, notebooks, reports, computer programs and copies thereof and all other materials, including without limitation those of a secret or confidential nature, relating to Aeroflex’s business that are then in his possession or control.

(c)          Remedies and Sanctions. In the event that Borow is found to be in violation of Section 12(a) or (b) above, Aeroflex shall be entitled to relief as provided in Section 14 below.

13.	NONCOMPETITION/NONSOLICITATION.

(a)          Prohibitions. During Borow’s employment with Aeroflex and, if applicable, the Consulting Period and until two years following the Borow’s termination of employment for any reason or the Consulting Period, as applicable, Borow shall not, without prior written authorization of the Board, directly or indirectly,

(i)          whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of Aeroflex or a subsidiary, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by Aeroflex or any of its subsidiaries on the date of Borow’s termination of employment or within twelve (12) months of Borow’s termination of employment in the geographic locations where Aeroflex and its subsidiaries engage or propose to engage in such business;

(ii)         solicit or induce any customer of Aeroflex to cease purchasing goods or services from Aeroflex or to become a customer of any competitor of Aeroflex; or

(iii)        solicit or attempt to solicit any employee of Aeroflex or any of its subsidiaries (a “Current Employee”) or any person who was an employee of Aeroflex or any of its subsidiaries during the twelve (12) month period immediately prior to the date Borow’s employment terminates (a “Former Employee”) to terminate such employee’s employment relationship with Aeroflex in order, in either case, to enter into a similar relationship with Borow, or any other person or any entity or hire any employee or Former Employee.

(b)          Remedies and Sanctions. In the event that Borow is found to be in violation of Section 13(a) above, Aeroflex shall be entitled to relief as provided in Section 14 below.

(c)          Exceptions. Notwithstanding anything to the contrary in Section 13(a) above, its provisions shall not be construed as preventing Borow from investing his assets in any business that is not a direct competitor of Aeroflex.

14.	REMEDIES/SANCTIONS.

Borow acknowledges that the services he is to render under this Agreement are of a unique and special nature, the loss of which cannot reasonably or adequately be compensated for in monetary damages, and that irreparable injury and damage may result to Aeroflex in the event of any breach of this Agreement or default by Borow. Because of the unique nature of the Confidential Information and the importance of the prohibitions against competition and solicitation, Borow further acknowledges and agrees that Aeroflex will suffer irreparable harm if he fails to comply with his obligations under Section 12(a) or (b) above or Section 13(a) above and that monetary damages would be inadequate to compensate Aeroflex for any such breach. Accordingly, Borow agrees that, in addition to any other remedies available to either Party at law, in equity or otherwise, Aeroflex will be entitled to seek injunctive relief or specific performance to enforce the terms (without the posting of a bond), or prevent or remedy the violation, of any provisions of this Agreement. In addition, without limiting Aeroflex’s remedies for any breach of any restriction on Borow set forth in Sections 12(a) or (b) above or Section 13(a) above, except as required by law, Aeroflex will have no obligation to pay or provide any of the amounts or benefits under Sections 7 or 8 above.

15.	BENEFICIARIES/REFERENCES.

Borow shall be entitled to select (and change, to the extent permitted under any applicable law) a Beneficiary or Beneficiaries to receive any compensation or benefit payable under this Agreement following his death by giving Aeroflex written notice thereof; provided, however, that absent any then effective contrary notice, his Beneficiary shall be his surviving Spouse. In the event of Borow’s death, or of a judicial determination of his incompetence, reference in this Agreement to Borow shall be deemed to refer, as appropriate, to his Beneficiary, estate or other legal representative.

16.	WITHHOLDING TAXES.

All payments to Borow or his Beneficiary under this Agreement shall be subject to withholding on account of federal, state and local taxes as required by law.

17.	INDEMNIFICATION AND LIABILITY INSURANCE.

Nothing herein is intended to limit Aeroflex’s indemnification of Borow, and Aeroflex shall indemnify him to the fullest extent permitted by applicable law consistent with Aeroflex’s Certificate of Incorporation and By-Laws as in effect on the Effective Date, with respect to any action or failure to act on his part while he is an officer, director or employee of Aeroflex or any Subsidiary. Aeroflex shall cause Borow to be covered at all times by directors’ and officers’ liability insurance on terms no less favorable than provided to other directors’ and officers’. Aeroflex shall continue to indemnify Borow as provided above and maintain such liability insurance coverage for him after the Employment Term and, if applicable, the Consulting Period, for any claims that may be made against him with respect to his service as a director or officer of Aeroflex or as a consultant to Aeroflex.

18.	EFFECT OF AGREEMENT ON OTHER BENEFITS.

The existence of this Agreement shall not prohibit or restrict Borow’s entitlement to participate fully in compensation, employee benefit and other plans of Aeroflex in which senior executives are eligible to participate.

19.	ASSIGNABILITY; BINDING NATURE.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Borow) and assigns. No rights or obligations of Aeroflex under this Agreement may be assigned or transferred by Aeroflex except pursuant to (a) a merger or consolidation in which Aeroflex is not the continuing entity or (b) sale or liquidation of all or substantially all of the assets of Aeroflex, provided that the surviving entity or assignee or transferee is the successor to all or substantially all of the assets of Aeroflex and such surviving entity or assignee or transferee assumes the liabilities, obligations and duties of Aeroflex under this Agreement, either contractually or as a matter of law.

20.	REPRESENTATIONS.

The Parties respectively represent and warrant that each is fully authorized and empowered to enter into this Agreement and that the performance of its or his obligations, as the case may be, under this Agreement will not violate any agreement between such Party and any other person, firm or organization. Aeroflex represents and warrants that this Agreement has been duly authorized by all necessary corporate action and is valid, binding and enforceable in accordance with its terms.

21.	ENTIRE AGREEMENT.

Except to the extent otherwise provided herein, this Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes any prior agreements, whether written or oral, between the Parties concerning the subject matter hereof, including without limitation the Prior Agreement, as amended. Payments and benefits provided under this Agreement are in lieu of any payments or other benefits under any severance program or policy of Aeroflex to which Borow would otherwise be entitled.

22.	AMENDMENT OR WAIVER.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both Borow and an authorized officer of Aeroflex. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Party to be charged with the waiver. No delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

23.	SEVERABILITY.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

24.	SURVIVAL.

The respective rights and obligations of the Parties under this Agreement shall survive any termination of Borow’s employment with Aeroflex.

25.	GOVERNING LAW/JURISDICTION.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York, without reference to principles of conflict of laws.

26.	NOTICES.

Any notice given to either Party shall be in writing and shall be deemed to have been given when delivered either personally, by fax, by overnight delivery service (such as Federal Express) or sent by certified or registered mail postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as the Party may subsequently give notice of.

If to Aeroflex or the Board:

Aeroflex Incorporated

35 South Service Road

Plainview, NY 11803

Attention: General Counsel

FAX: (516) 694-4823

With a copy to:

Veritas Capital Management II, LLC

660 Madison Avenue, 14th Floor

New York, New York 10021

Attention: Benjamin Polk

And a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Michael Littenberg

Telephone: (212) 756-2000

Fax: (212) 593-5955

If to Borow:

Leonard Borow

7582 Isla Berde Way

Delray Beach, Florida 33446

27.	HEADINGS.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

28.	COUNTERPARTS.

This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

29.	COMPLIANCE WITH CODE SECTION 409A.

 It is intended that any expense reimbursement made under this Agreement shall be exempt from Code Section 409A. Notwithstanding the foregoing, if any expense reimbursement shall be determined to be “deferred compensation” within the meaning of Code Section 409A, including without limitation any reimbursement under Sections 5, 6(a), and 8(g)(ii)(C), then the reimbursement shall be made to Borow as soon as practicable after submission of the reimbursement request, but no later than December 31 of the year following the year during which such expense was incurred.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

EMPLOYEE:

WITNESS:		/s/ Leonard Borow
	Name:	Leonard Borow

AEROFLEX INCORPORATED

ATTEST:		By:	/s/John Adamovich, Jr.
	Name:		Name: John Adamovich, Jr.
Title: Sr. Vice President & CFO

-17-